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                    [COOPERS & LYBRAND L.L.P. LETTERHEAD]




                      CONSENT OF INDEPENDENT ACCOUNTANTS



        We consent to the incorporation by reference into: (A) the Registration Statements on Forms S-8 (Commission Files Nos. 33-80967, 33-93884, 33-93882 and 33-86362) of Storage USA, Inc.; (B) the Registration Statements on Forms S-3 (Commission File Nos. 33-80965, 33-98142, 33-93886 and 33-91302) of Storage
USA, Inc.; and (C) the Registration Statement on Form S-3, (Commission File No. 333-3344) of SUSA Partnership, L.P. of our report dated June 28, 1996, on our audit of the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for certain self-storage facilities for the year ended December 31, 1995, which report is included in this Form 8-K.


                                              /s/ COOPERS & LYBRAND L.L.P.

                                              COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
July 12, 1996